Exhibit 10.3

EMPLOYMENT AGREEMENT

ENTERED INTO as of July 28th, 2015 (the “Effective Date”).

BETWEEN:

BIOAMBER INC., a corporation duly incorporated in Delaware, having a corporate office located at 1250 Rene-Levesque West, Suite 4310, Montreal, Quebec, Canada H3B 4W8, represented for the purposes hereof by Jean-Francois Huc, its Chief Executive Officer, duly authorized as he so declares;

(hereinafter referred to as the "Corporation")

AND:	MS. ANDREW P. ASHWORTH, residing and domiciled at 28 Wren Field Lane, Pittsford, New York, 14534; (hereinafter referred to as the "Employee")

WHEREAS the Corporation wishes to employ the Employee as its Chief Financial Officer;

WHEREAS the Employee wishes to act as the Corporation’s Chief Financial Officer;

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	EMPLOYMENT
1.1.

The Employee shall serve as Chief Financial Officer of the Corporation, and perform the functions and duties attached to such position in all of the Corporation’s sectors of activity, as well as the tasks and duties that the Chief Executive Officer of the Corporation may delegate to him from time to time.  The Employee will report to the Chief Executive Officer of the Corporation.

1.2.

Upon the termination date of Mr. François Laurin’s employment with the Corporation, the Employee will also become an officer of the Corporation, holding the title of “Chief Financial Officer”, until his successor is duly elected and qualified, or until his earlier death, resignation or removal from such offices by the Board or the Chief Executive Officer.  During the Employee’s tenure as the Corporation’s Chief Financial Officer, the Employee shall be the Corporation’s principal financial officer and principal accounting officer.

2.	REMUNERATION
2.1.	In consideration of the Employee’s services pursuant to this Agreement, the Corporation shall:
2.1.1.	pay to the Employee, US$23,333.33 per month which annualizes to US$280,000.00, as annual gross base salary, payable in accordance with the Corporation's remuneration policy;
2.1.2.

pay to the Employee, in the first quarter of each fiscal year, a cash bonus equal to up to 40% of the base salary provided in Section 2.1.1 as paid to the Employee for the previous year, based on the Employee’s and the Corporation’s performance during the previous fiscal year, such performance evaluation and bonus determination being at the discretion of the Board of Directors of the Corporation.  For clarity, the Employee will be entitled to receive a bonus, calculated on a pro rata basis, for the portion of the fiscal year during which this Agreement is terminated, according to the terms described in this Section 2.1.2.

3.	STOCK OPTIONS
3.1.

The Corporation hereby confirms that the Employee has been granted 20,000 options pursuant to the Corporation’s Stock Option and Incentive Plan, giving the Employee the right to acquire 20,000 shares of Common Stock of the Corporation at a price per share to be determined in accordance with the terms of the Equity Grant Award Policy of the Corporation, vesting as follows: 100% of these options will vest upon the termination of this Agreement, the whole according to and subject to the terms and conditions of the Corporation’s Stock Option and Incentive Plan, its other applicable policies and the applicable rules and regulations of the Securities and Exchange Commission and of the New York Stock Exchange.

3.2.

The Corporation also confirms to the Employee that all options that were exercisable when the Employee retired as Chief Financial Officer of the Corporation in December 2014 and the 20,000 options granted pursuant to Section 3.1 of this Agreement will be exercisable until December 31, 2018, irrespective of the date of termination of this Agreement.

4.	FRINGE BENEFITS
4.1

The Employee shall be entitled, as an employee of the Corporation, to the insurance and benefits approved from time to time by the Board of Directors of the Corporation, if eligibility requirements are met.

5.	EXPENSES
5.1.	The Corporation agrees to reimburse the Employee, for all the reasonable fees,

expenses and disbursements incurred by him in the performance of his duties, on behalf and for the benefit of the Corporation.  The Employee shall submit to the Corporation a periodic report together with supporting documents concerning the fees, disbursements and expenses incurred by him in the performance of his duties during the said period.

6.	UNDERTAKINGS OF THE EMPLOYEE
6.1.	The Employee undertakes, during the term of this Agreement:
6.1.1.	on a full-time basis, to devote and to use all his efforts and professional knowledge in the exercise of his functions; and
6.1.2.

to act at all times within the scope of his employment and in the best interests of the Corporation, to perform his duties to the best of his ability, faithfully, honestly and diligently and to conform at all times to the instructions and directives that may be given to him by the Chief Executive Officer of the Corporation.

7.	INTELLECTUAL PROPERTY
7.1.	The Employee hereby:
7.1.1.

transfers and assigns to the Corporation, without any compensation other than the remuneration provided in Section 2 hereof, all property rights he might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

7.1.2.	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the Works, including any moral rights; and
7.1.3.

agrees that the Corporation may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

8.	VACATION
8.1.

The Employee shall be entitled to two weeks of vacation for the initial term of this Agreement, and then shall be entitled to two days of vacation for each month during which this Agreement may be renewed according to Section 9 hereof., the duration of which and the dates of which shall be established reasonably and professionally managed by the Employee taking into account his functions and duties.

9.	TERM
9.1.

This Agreement shall take effect on the Effective Date and continue in force for a period of six (6) months thereafter.  This Agreement may then be extended for additional period(s) of one (1) month each, at the Corporation’s option, provided the Corporation notifies the Employees of such at least two (2) weeks before the expiry of the initial term of this Agreement and of any extension thereof.

9.2.	This Agreement shall terminate:
9.2.1.

upon the termination of the employment of the Employee resulting from (i) the commitment by the Employee of any act of embezzlement, fraud or similar conduct involving the Corporation, and/or (ii) the commission of any indictable offence by the Employee, and/or (iii) the persistent failure of Employee to perform his duties hereunder after notices to do so by the Corporation, or

9.2.2.	upon the death of the Employee,

in any case without any severance payment in lieu of notice being due.

10.	CONFIDENTIALITY AND NON-COMPETITION
10.1.

The Employee agrees (i) that he shall not, as long as he is employed by the Corporation and forever after employment ends, disclose and/or reveal in any manner whatsoever and to whomever, confidential information obtained during his employment on and about the business of the Corporation and its affiliated companies, (ii) to maintain the confidentiality of this information and to prevent any inopportune disclosure including but not limited to, information regarding the financial situation of the Corporation and its affiliated companies, their operations and their projects of operation, and undertakes not to use for his own benefit or for purposes other than those of the Corporation and its affiliated companies, to the detriment of the Corporation and its affiliated companies, any information thus obtained.  The disclosure of confidential information shall be restricted to the officers, directors and shareholders and, on a need to know basis, employees, agents and professional advisors of the Corporation and of its affiliated companies. Any confidentiality undertaking made under this subsection shall continue to be in full force after the termination of this Agreement. The confidentiality undertakings provided in this section shall not apply to information that: i) is already known to the Employee without having been obtained from the Corporation or its affiliated companies, directly or indirectly, ii) was in the public domain before its disclosure to the Employee, iii) becomes in the public domain after its disclosure to the Employee without breach of any obligation under this Agreement, and iv) is required to be disclosed by operation of law or a judicial order.

10.2.

The Employee agrees, for so long as he is employed by the Corporation and, until the expiry of a period of twelve (12) months thereafter, that he shall not, directly or indirectly, alone or through a company, or jointly with any person, firm, corporation, partnership, company or other business organization whether as principal or as agent, mandater, mandatory, officer, partner, director, employee, consultant, shareholder or in any other manner except for the benefit and in the interests of the Corporation or its affiliated companies:

10.2.1.	encourage or attempt to bring any person employed by the Corporation or any of its affiliated companies to leave his employment with the Corporation or its affiliated companies; and
10.2.2.

be involved in or carry on a business engaged in, involved in or interested in the Corporation’s current or future sectors of activities, being currently related to the development, production and sale of biobased succinic acid and butanediol products, within the territories in which the Corporation does business; without limiting the preceding, the following entities will be deemed to be involved in the Corporation’s sectors of activities for the purposes of the application of this section 10.2: DSM, Roquette, Reverdia, Myriant, Corbion, BASF, Succinity, Genomatica, PTT Group (including PTTMCC BioChem), Mitsubishi Chemical Corporation and GranBio.

10.3.

The Employee acknowledges that his failure to respect his undertakings and obligations mentioned in 10.1 and 10.2 would be detrimental to the Corporation so as to justify, without prejudice to any other recourse of the Corporation, an injunction and a seizure before judgment, all recourses of the Corporation being cumulative and non-alternative.

10.4.

The Employee acknowledges and agrees that all the restrictions contained in 10.1 and 10.2 are reasonable and valid, in particular in respect of their duration, their scope and the persons they affect, and that these restrictions are essential in order to allow the Corporation and its affiliated companies to adequately protect their position in the field in which they carry on business and operate.

11.	ASSIGNMENT
11.1.

Except in the event of a merger or change in control involving the Corporation, the Corporation may not transfer or assign in whole or in part its rights and obligations hereunder without the prior written consent of the Employee. The Employee may not transfer or assign in whole or in part its rights and obligations hereunder.

12.	PREAMBLE
12.1.	The preamble forms an integral part of this Agreement.

13.	NOTICES
13.1.

Any notice or other communication which is required or permitted to be given hereunder shall be given in writing and shall be deemed properly given when delivered to its recipient, either by bailiff, by courier, messenger or by mail, or by fax, in which latter case said notice shall immediately thereafter be confirmed by mail copy, when sent to the addresses set out on the first page hereof.

13.2.

Any notice sent in accordance with this Agreement shall be deemed to be received by its recipient at the time of its delivery, if delivered by courier, messenger or by bailiff, or the fifth (5th) business day following its sending by mail, or the business day after its sending by fax.  However, if ordinary postal or fax service is interrupted and such interruption is by reason of force majeure, the party sending said notice shall use a service that has not been interrupted or send said notice by courier or messenger to ensure prompt delivery of same.  Any change of address may be given in the manner above described.

14.	ARBITRATION PROVISION
14.1.

The parties understand that they would have had a right or opportunity to litigate disputes through a court and to have a judge or jury decide their case, but they choose to have any disputes resolved through arbitration.

14.2

The parties agree that any claim or dispute between them, and any claim by either of them against any agent, employee, successor, or assign of the other, including, to the full extent permitted by applicable law, third parties who are not signatories to this agreement, whether related to this agreement or otherwise, including past, present, and future claims and disputes, and including any dispute as to the validity or applicability of this arbitration clause, shall be resolved by binding arbitration administered by the National Arbitration Forum under the Code of Procedure in effect when the claim is filed.

15.	GENERAL PROVISIONS
15.1.	The parties agree to sign all documents and to do all things required to give effect to the provisions of this Agreement.
15.2.	All amounts referred to in this Agreement are so in US Dollars (US$).

15.3.

The waiver by a party hereto to the breach of any provision of this Agreement by the other party shall not prevent said party from exercising any of its rights as a result of a subsequent breach of said provision or of any other provision of this Agreement.  A waiver by a party to any provision of this Agreement shall be made in writing; otherwise it shall not be deemed to be a waiver.

15.4.

This Agreement expresses the entire agreement between the parties hereto with respect to all matters contained herein and supersedes any other agreement, proposal, representation, negotiation, oral or written, among the parties concerning such matters.

15.5.	The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.
15.6.

The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of that section or of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that such provision is enforceable.

15.7.	Any modification, amendment or qualification hereof shall be null and void and shall not be binding upon any party unless recorded by written instrument duly signed by the parties hereto.
15.8.	This Agreement shall be governed by, construed and interpreted in accordance with the laws in force in the state of Delaware.
15.9.	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.
15.10.

Subject to section 14, each of the parties attorns and submits to the non-exclusive jurisdiction of the courts of the state of Minnesota with respect to any matter or dispute pertaining to this Agreement.

15.11.	This Agreement shall be binding upon and enure to the benefit of the parties hereto together with their respective heirs, executors, successors and permitted assigns.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER INC.

Per:	/s/ Jean-François Huc
JEAN-FRANÇOIS HUC Chief Executive Officer

/s/ Andrew P. Ashworth
ANDREW P. ASHWORTH